Exhibit 19.1

Last amended November 2024

ATERIAN, INC.

INSIDER TRADING POLICY

AND GUIDELINES WITH RESPECT TO

CERTAIN TRANSACTIONS IN COMPANY SECURITIES

_________________

This Insider Trading Policy (this “Policy”) provides guidelines to employees, officers and directors of Aterian, INC. and each of its subsidiaries, branches, representative offices and similar entities (collectively, the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this Policy, and the procedures set forth herein to help prevent insider trading and to assist the Company’s employees, officers and directors in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible for understanding and complying with this Policy.

A. APPLICABILITY OF POLICY.

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, stock appreciation rights, performance units, deferred share units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible notes and debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. This Policy applies to all directors, officers and employees (including part-time and temporary employees) of the Company and members of their immediate families who reside with them or anyone else who lives in their household, and family members who live elsewhere but whose transactions in the Company’s securities are directed by them or subject to their influence and control (collectively referred to herein as “Family Members”). This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, partnerships or trusts, and transactions by such entities should be treated for purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who receive or have access to Material Nonpublic Information (as defined below). Furthermore, this Policy imposes specific blackout period and pre-clearance procedures on directors, officers and certain other designated employees of the Company who receive or have access to Material Nonpublic Information and/or are subject to the reporting provisions and trading restrictions of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The current “Insider Trading Compliance Officer” referred to herein is the General Counsel of the Company; provided that, in the General Counsel’s absence or with respect to a proposed transaction in the Company’s securities by the General Counsel, the Insider Trading Compliance Officer is the Chief Executive Officer of the Company.

B. DEFINITION OF MATERIAL NONPUBLIC INFORMATION.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of information should be resolved in favor of materiality, and trading should be avoided. Directors, officers and certain other employees of the Company are subject to the Blackout Period provisions described in Section F.1 of this Policy.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•    Financial results and forecasts;

•    Significant changes in financial performance outlook or liquidity of the Company as a whole or of a reporting segment of the Company's business;

•    Projections of future earnings or losses;

•    Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•    Communications with government agencies, such as the Securities and Exchange Commission (the “SEC”);

•    Notice of issuance of patents or the acquisition or disposition of other material intellectual property rights;

•    News of, or developments in, a pending or proposed merger, acquisition or tender offer;

•    News of, or developments in, a pending or proposed acquisition or disposition of significant assets;

•    News of, or developments in, strategic partnerships, joint ventures, collaborations or other relationships;

•    Major discoveries or significant changes or developments in products or product lines, research or technologies;

•    Important business developments, such as research results or developments regarding strategic collaborators;

•    Regulatory actions, approvals or rejections or material correspondence from regulatory bodies;

•    Impending bankruptcy or financial liquidity problems;

•    Defaults on borrowings;

•    Significant expansion or curtailment of operations;

•    Significant pricing changes;

•    New major contracts, customers, suppliers or orders, or the loss hereof;

•    Significant write-downs in assets or increases or decreases in revenues;

•    Stock splits and stock repurchase programs;

•    New equity or debt offerings;

•    Significant cybersecurity incidents;

•    Actual or threatened major litigation, or the resolution of such litigation;

•    Significant related party transactions;

•    A change in auditors or notification that an auditor’s report may no longer be relied upon; and

•    Changes in directors or senior management.

“Material Nonpublic Information” is material information about the Company that (1) has not been previously disclosed to the general public through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or in a document filed with the SEC that is available on the SEC’s website or (2) has not been available to the general public for at least two (2) Trading Days. As used in this Policy, the term “Trading Day” shall mean a day on which The Nasdaq Stock Market LLC (“Nasdaq”), or the primary quotation system or national securities exchange on which the Company’s common stock is then traded or listed, is open for trading. For purposes of this Policy, if such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first trading Day following the date of public disclosure.

STATEMENT OF POLICY

C. GENERAL POLICY.

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws.

D. SPECIFIC POLICIES.

1. Trading on Material Nonpublic Information. No employee, officer or director of the Company and no Family Member of any such person (or any other person designated by this Policy or by the Insider Trading Compliance Officer as subject to this Policy), shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-

1 and is implemented in accordance with Section G of this Policy), during any period commencing with the date that he or she possesses Material Nonpublic Information and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. If, for example, the Company were to make an announcement of previously Material Nonpublic Information on a Monday, employees, officers and directors who had access to such information prior to such time shall not trade in the Company’s securities prior to that Thursday. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options and acquisitions and exercises of warrants or puts, calls or other derivative securities.

2. Tipping. No employee, officer or director of the Company shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information with respect to trading in the Company’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

E. POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION.

1. Liability for Insider Trading. Any employee, officer or director of the Company who engages in a transaction in the Company’s securities at a time when he or she has knowledge of Material Nonpublic Information may be subject to an SEC civil investigation, cease and desist order or other administrative action, and incur federal and state law penalties and sanctions, including but not limited to:

• up to 20 years in jail;

• a criminal fine of up to $5,000,000;

• a civil penalty of up to three (3) times the profit gained or loss avoided as a result of the insider trading;

• SEC civil enforcement injunctions; and

• Permanent bar from serving as an officer or director of a public company.

There is no de minimis exception to the rule against insider trading. Use of inside information to gain personal benefit is as illegal with respect to one share of stock as it is with respect to a large number of shares.

2. Liability for Tipping. Any employee, officer or director of the Company who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC and the national securities exchanges use sophisticated electronic surveillance techniques to assess and uncover insider trading.

3. Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances be subject to the following penalties, among others:

• a civil penalty of up to the greater of $1,000,000 (subject to adjustment) or three (3) times the profit gained or loss avoided as a result of the employee’s violation; and

• a criminal penalty for individuals of up to $5,000,000 and for entities of up to $25,000,000.

4. Possible Company-Imposed Disciplinary Actions. Violations of this Policy will not be tolerated. Any employee who violates the standards in this Policy may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including ineligibility for future participation in the Company’s equity incentive plans, termination of the employment relationship and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

F. MANDATORY GUIDELINES.

1. Trading Blackout Period. To ensure compliance with this Policy and applicable securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that its directors and executive officers, each of whom is set forth on APPENDIX A attached hereto, any other employees in the finance department of the Company set forth on APPENDIX B attached hereto, and any other employees designated by the Insider Trading Compliance Officer as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods, which employees are set forth on APPENDIX C attached hereto (each of the individuals identified in APPENDICES A through C are collectively referred to herein as the “Designated Insiders”), and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods will constitute a “Blackout Period”:

The period commencing 15 days prior to the end of each fiscal quarter and ending at the close of business on the second Trading Day following the date of public disclosure of the Company’s financial results for that quarter. For purposes of clarification, the 15th day of such 15-day period shall be the last date of such fiscal quarter, such that the first day of the Blackout Period each year for (a) the first quarter shall be March 17th; (b) the second quarter shall be June 16th; (c) the third quarter shall be September 16th; and (d) the fourth quarter shall be December 17th. If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.

In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time if, in the judgment of the Company’s Chief Executive Officer or the Insider Trading Compliance Officer, there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory matters, litigation or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only to a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the “special” Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while he or she is aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all employees, officers and directors of the Company and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although the Company may from time to time impose “special” Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

Transactions effected pursuant to a SEC Rule 10b5-1 trading plan implemented in accordance with Section G of this Policy are not subject to Blackout Periods.

2. Pre-clearance of Trades. Subject to Sections G and H of this Policy, the Company has determined that all directors and executive officers and their Family Members must refrain from transacting in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each director or executive officer must contact the Insider Trading Compliance Officer prior to commencing any such transaction, or before any of their Family Members commences any transaction, in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a gift, transfer to a trust or any other transfer.

The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from other employees designated as Designated Insiders. In such event, the Company will provide notice to such employees of their need to comply with the Company’s pre-clearance process.

No Designated Insider may engage in any transaction in the Company’s securities unless the transaction is pre-cleared by the Insider Trading Compliance Officer (provided that transactions in the Company’s securities by the Insider Trading Compliance Officer are subject to approval by the Company’s Chief Legal Officer). The Insider Trading Compliance Officer

and the Company’s Chief Legal Officer are not under any obligation to approve a transaction submitted for pre-clearance, and each may determine not to permit a transaction.

To facilitate the process, the Insider Trading Compliance Officer will email all employees when they may request pre-clearance. Employees may then email the Insider Trading Compliance Officer seeking approval of trades noting whether they plan to buy or sell stock and the number of shares they plan to buy or sell. After approval, the employee will then be cleared to trade on the Company’s stock administration portal, E*TRADE for a period not to exceed the start of a Blackout Period. No transaction may be effected until the employee has received approval from the Insider Trading Compliance Officer. If, upon requesting pre-clearance or otherwise, a director or executive officer or a Family Member of a director or executive officer is advised that Company securities may not be traded or transferred, such director, executive officer or Family Member may not buy, sell or otherwise trade or transfer any Company securities under any circumstance, and may not inform anyone of such restriction. This trading and transfer restriction will apply until the director, officer or Family Member receives a subsequent pre-clearance to trade or transfer his or her Company securities.

Transactions effected pursuant to a SEC Rule 10b5-1 trading plan implemented in accordance with Section G of this Policy will not require further pre-clearance at the time of each such transaction.

3. Hardship Exceptions. Any Designated Insider or Family Member of such insider who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during a Blackout Period. Hardship exceptions may be granted only by the Insider Trading Compliance Officer and must be requested at least two (2) days in advance of the proposed trade. A hardship exception may be granted only if the Insider Trading Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute Material Nonpublic Information. Under no circumstances will a hardship exception be granted during a “special” Blackout Period or to a director or executive officer of the Company.

4. Individual Responsibility. Every director, officer and employee of the Company has the individual responsibility (and must take appropriate measures to cause such person’s Family Members) to comply with this Policy regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Insider Trading Compliance Officer. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer and employee of the Company in connection with any transaction in the Company’s securities.

A director, officer or employee of the Company, or a Family Member of any such individual, may, from time to time, need to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting. Employees, officers and directors of the Company are responsible for ensuring compliance with this Policy by their Family Members.

G. RULE 10B5-1 TRADING PLANS.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Policy permits individuals to adopt SEC Rule 10b5-1 trading plans with brokers that outline a pre-set plan for transacting in the Company’s securities, including the exercise of equity awards.

As required by SEC Rule 10b5-1, a director, executive officer or other employee of the Company identified as a Designated Insider may implement a trading plan under SEC Rule 10b5- 1 only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may not be entered into or once entered into, changed, during a Blackout Period. Any officer or other employee of the Company identified as a Designated Insider who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer at least five (5) days prior to the entry into the plan, and also must pre-clear any amendment to such plan and any termination of a plan in advance of its expiration date, with the Insider Trading Compliance Officer. Except as set forth above, no further pre-approval of transactions conducted pursuant to trading plan under SEC Rule 10b5-1 will be required.

Establishing a trading plan under SEC Rule 10b5-1 does not exempt transactions from the short-swing profit provisions of Section 16.

H. CERTAIN EXCEPTIONS.

1. Equity Award Exercises. For purposes of this Policy, the Company considers the exercise of equity awards under the Company’s equity incentive plans, including any net exercise of an equity award pursuant to which you have elected to have the Company withhold shares of stock to satisfy tax withholding requirements or the exercise price of the equity award, to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker.

assisted “cashless” exercise of an equity award, any market sale for the purpose of generating the cash needed to pay the exercise price of an equity award and any other sale of the underlying stock received upon exercise of any equity award.

2. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an individual elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

3. 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including: (i) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4. Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in any employee stock purchase plan of the Company resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan; provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate, or increase his or her participation, in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

5. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under any dividend reinvestment plan of the Company resulting from reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to his or her sale of any Company stock purchased pursuant to the plan.

I. APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES.

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (collectively, “business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment or removal from our Board of Directors, may result from trading on inside information regarding the Company’s business partners. All Company employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

J. SECTION 16 LIABILITY - DIRECTORS AND OFFICERS.

Directors and certain officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16. The practical effect of these provisions is that these officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under a Company dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules upon request.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

K. SHORT SALES.

No director, officer, other employee or consultant of the Company may engage in short sales of the Company’s securities, including a “sale against the box,” at any time. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. Furthermore, Section 16(c) of the Exchange Act expressly prohibits directors and certain officers of the Company from making short sales of the Company’s securities.

L. PUBLICLY TRADED OPTIONS.

A transaction in a publicly-traded option is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by Section M of this Policy.

M. HEDGING OR MONETIZATION TRANSACTIONS.

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow them to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market when disclosed in Section 16 reports that may not be in the best interests of the Company and its stockholders at the time it is conveyed. Accordingly, transactions in hedging or monetization transactions involving Company securities are prohibited.

N. MARGIN ACCOUNTS AND PLEDGES.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to a Blackout Period restriction. Thus, unless pre-cleared by the Insider Trading Compliance Officer, directors, officers and employees are prohibited from pledging Company securities as collateral for a loan.

Any director, officer or employee of the Company preparing to pledge his or her Company securities must clearly demonstrate his or her financial capacity to repay the loan without resort to the pledged securities. Any person proposing to pledge Company securities as collateral for a loan must submit a request for approval to the Insider Trading Compliance Officer at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge.

O. STANDING ORDERS.

Standing orders should be used only for a very brief period. A standing order placed with a broker or other nominee to sell or purchase stock at a specified price leaves an employee, officer or director of the Company with no control over the timing of the transaction. A standing order transaction executed by the broker or other nominee when such employee, officer or director of the Company is aware of Material Nonpublic Information may result in unlawful insider trading.

P. GIFTS.

Because charitable and other nonprofit organizations may sell securities given to them very soon after receiving them, and because there is also the potential for manipulation (or perceived manipulation) by the donor to gain a larger tax deduction by donating securities before the release of material negative news, charitable gifts may not be made at a time when the donor is aware of Material Nonpublic Information.

Q. POST-TERMINATION TRANSACTIONS.

In the event a director, officer or employee of the Company resigns or terminates employment or service with the Company, this Policy shall continue to apply to transactions in Company securities by such individual for so long as he or she remains in possession of any Material Nonpublic Information possessed by such director, officer or employee as of his or her resignation or termination. Notwithstanding the foregoing, all former directors, officers and employees shall remain subject to the prohibitions against insider trading set forth under federal and state securities laws any time they engage in transactions in Company securities following their resignation or termination.

R. COMMUNICATIONS WITH THE PUBLIC.

The Company is subject to the SEC’s Regulation FD (Fair Disclosure) and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, Company employees must adhere to the Company’s Social Media Policy in posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms,” “blogs”, finance message boards and chat rooms or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

S. INQUIRIES.

Please direct questions as to any of the matters discussed in this Policy to the Insider Trading Compliance Officer:

General Counsel

Aterian, Inc.

E-mail: chris@aterian.io

T. SUSPECTED VIOLATIONS.

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Policy should report the violation immediately to the Insider Trading Compliance Officer or through the procedures for reporting outlined in the Company’s Code of Conduct and Ethics. The Company will comply with all requests from the SEC, The Financial Industry Regulatory Authority, Inc., Nasdaq and any other quotation system or national securities exchange on which the Company’s common stock is then traded or listed, and other agencies for information related to insider trading investigations.

U. CERTIFICATION.

All directors, officers and employees of the Company must certify their understanding of, and intent to comply with, this Policy by executing the Certification form attached hereto as EXHIBIT A and returning it to the Insider Trading Compliance Officer. By executing the Certification form, each director, officer and employee indicates that he or she received, read, understands and agrees to comply with this Policy. The Certification form must be returned to the Insider Trading Compliance Officer promptly following commencement of employment or directorship.

V. ADDITIONAL INFORMATION

Nothing in this Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will unless otherwise expressly provided in an employment contract signed by the employee and the Company’s Chief Executive Officer (or another authorized officer of the Company). Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Policy shall limit the right to terminate employment at-will. No one other than the Company’s Chief Executive Officer is authorized to change this at-will employment relationship, or to enter into an agreement to employ employees for a specified period of time. If the Company’s Chief Executive Officer makes this kind of different agreement with an employee, it will not be effective unless it is in writing, clearly states that the at-will employment relationship is changed, and is signed by the employee and the Company’s Chief Executive Officer (or another authorized officer of the Company).

W. AMENDMENTS.

This Policy will be subject to the periodic review of our Board of Directors. The Company anticipates that modifications to this Policy will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Company reserves the right to amend, supplement or discontinue this Policy and the matters addressed herein, without prior notice, at any time. However, employees are expected to adhere to this Policy, and the procedures established under it, until they receive any contrary instruction from the Insider Trading Compliance Officer.

Adopted on May 22, 2019

Amended on November 1, 2024

EXHIBIT A

ATERIAN, INC.

INSIDER TRADING POLICY

CERTIFICATION

I have received and read, and I understand, Insider Trading Policy (the “Policy”) of Aterian, Inc. (the “Company”). I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to me depending on my role with the Company.

I further agree, as a condition of my employment (or continued employment) with the Company or appointment (or future nomination for election) to the Board of Directors of the Company, to comply with the Policy.

I further understand that I should contact the Insider Trading Compliance Officer if I have any questions about the Policy generally. I understand that the Policy sets forth, in Section T thereof, specific ways to report an actual or potential violation of the Policy, or of any rule, law, regulation or other Company policy. I agree that I will ask the Insider Trading Compliance Officer if I have any questions about how to make such reports, or about any potential conflict of interest. This signed “Insider Trading Policy Certification” page must be returned to the Insider Trading Compliance Officer, who is also the Company’s Chief Operating Officer, within ten (10) business days of my receipt of the Policy and otherwise as may be required by the Company.

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[SIGNATURE]

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[PRINT NAME]

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[DATE]

APPENDIX A

MEMBERS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

NON-EMPLOYEE DIRECTORS: ALL

EXECUTIVE OFFICERS: ALL

APPENDIX B

EMPLOYEES IN THE FINANCE DEPARTMENT

ALL.

APPENDIX C

OTHER EMPLOYEES

ALL EMPLOYEES, AND CONTRACTORS WHO DO OR MAY HAVE ACCESS TO POWERBI